FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC.
CONTACT: Cormac Glynn, CEOcast, Inc.
Phone: 212 732 4300

Home Solutions to Announce First Quarter Results on May 23rd

Company Expects to Report Record First Quarter Results at that time

Dallas, Texas, May 13, 2005 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today that it will file for an automatic extension of time to file its 10-Q for the first quarter ended March 31, 2005. The Company now expects to report first quarter results on May 23rd and to hold a conference call and webcast at that time. The delay in filing is due to the additional time needed to complete the audit of Cornerstone Building and Remodeling, Inc., which the Company acquired on March 31, 2005.

The Company expects to report record first quarter revenue and earnings when it releases its quarterly results on May 23.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Alabama, Georgia and South Carolina markets through its four subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California and Florida, and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.